Exhibit 5.3

Asia Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta*

Kuala Lumpur*

Manila*

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe, Middle East
& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

Latin America

Bogota

Brasilia*

Buenos Aires

Caracas

Guadalajara

Juarez

Lima

Mexico City

Monterrey

Porto Alegre*

Rio de Janeiro*

Santiago

Sao Paulo*

Tijuana

Valencia

North America

Chicago

Dallas

Houston

Miami

New York

Palo Alto

San Francisco

Toronto

Washington, DC

*  Associated Firm

Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, Illinois 60601, USA Tel: +1 312 861 8000 Fax: +1 312 861 2899 www.bakermckenzie.com

July 12, 2013

Tempur Sealy International, Inc.

1000 Tempur Way

Lexington, Kentucky 40511

Ladies and Gentlemen:

We have acted as special Illinois counsel to Sealy Mattress Company of Illinois, an Illinois corporation, and A. Brandwein & Co., an Illinois corporation (collectively, the “Illinois Guarantors” and individually, an “Illinois Guarantor”) in connection with that certain registration statement on Form S-4 (the “Registration Statement”) filed by Tempur Sealy International, Inc. (formerly named Tempur-Pedic International Inc.), the parent of the Illinois Guarantors (the “Parent”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of the 6.875% Senior Notes due 2020 in the principal amount of $375,000,000 (the “Exchange Notes”) and the guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as Guarantors (the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement, the Parent is offering to exchange up to $375,000,000 aggregate principal amount of Exchange Notes for a like principal amount of its outstanding 6.875% Senior Notes due 2020 (the “Old Notes”), which have not been registered under the Act. The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued pursuant to the provisions of an Indenture, dated as of December 19, 2012 (as amended and supplemented, the “Indenture”), among the Parent, as issuer, certain subsidiaries of the Parent as set forth therein, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture, dated as of March 18, 2013, among the Parent, certain of the Guarantors (including the Illinois Guarantors) and the Trustee (as amended and supplemented, the “Indenture Supplement”).

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

For purposes of this opinion letter, we have examined either an original or a copy of the following documents:

(a)	the Indenture (containing the Exchange Note Guaranty applicable to each Exchange Note);

(b)	the Indenture Supplement;

(c)	a specimen form of the Exchange Notes;

(d)	a Secretary’s Certificate from each Illinois Guarantor, dated the date hereof (collectively the “Secretary Certificates”);

(e)	a copy of the Articles of Incorporation of Sealy Mattress Company of Illinois, as amended, certified by the Secretary of State of the State of Illinois on February 20, 2013, and a copy of the Articles of Incorporation of A. Brandwein & Co., as amended, certified by the Secretary of State of the State of Illinois on March 14, 2013, in each case also certified by the Secretary of each Illinois Guarantor in its respective Secretary Certificate (collectively, the “Articles of Incorporation”);

(f)	a copy of the By-laws of each Illinois Guarantor as certified by the Secretary of such Illinois Guarantor in the Secretary Certificates (collectively, the “By-laws”);

(g)	certain resolutions of the Board of Directors of each Illinois Guarantor, dated March 18, 2013, as certified by the Secretary of such Illinois Guarantor in the Secretary Certificates; and

(h)	a good standing certificate relating to each Illinois Guarantor issued by the Secretary of State of the State of Illinois on July 12, 2013 (collectively, the “Illinois Good Standing Certificates”).

The documents described in items (a) through (c) are hereinafter collectively referred to as the “Transaction Documents”.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such (i) certificates of public officials, and (ii) other documents, records and other information, and we have made such inquiries of officers and representatives of the Illinois Guarantors, as we have deemed relevant or necessary as the basis for such opinions, including the Secretary’s Certificates. We have also made such other investigations of questions of law and fact as we have deemed necessary or appropriate for purposes of expressing the opinions set forth herein. We have, where relevant facts were not independently verified or established, relied upon the representations and warranties made by each Illinois Guarantor in the Transaction Documents and certificates of

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July 12, 2013	Page 2

officers or representatives of the Illinois Guarantors, copies of which have been provided to you. We have, with your consent, relied only upon our examination of the foregoing documents and certificates, and we have made no independent verification of the factual matters set forth in such documents or certificates.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	Each Illinois Guarantor (a) is validly existing and in good standing under the laws of the State of Illinois and (b) has the requisite corporate power and authority to execute and deliver the Indenture Supplement and perform each of its obligations under the Transaction Documents.

2.	The execution and delivery by each Illinois Guarantor of the Indenture Supplement and the performance by each Illinois Guarantor of its obligations under each Transaction Document to which it is a party have been duly authorized by all necessary corporate action on the part of each Illinois Guarantor.

3.	The Indenture Supplement has been duly executed and delivered by each Illinois Guarantor.

4.	Neither the execution and delivery of the Indenture Supplement by the Illinois Guarantors, nor the performance by the Illinois Guarantors of the obligations under the Transaction Documents to which such Illinois Guarantors are a party, nor the consummation by the Illinois Guarantors of the transactions contemplated by the Transaction Documents to which such Illinois Guarantors are a party, will: (a) conflict with or result in a breach of or a violation of the provisions of the articles of incorporation or bylaws of the Illinois Guarantors; or (b) result in a violation of any Illinois law, rule or regulation applicable to such Illinois Guarantor, or, to our knowledge, result in a violation of any judgment, order, writ, injunction, decree or rule of any court, administrative agency or other governmental authority that is applicable to any Illinois Guarantor.

In rendering the opinions set forth below, we have assumed with your permission and without independent investigation the following:

(i) the completeness and accuracy of all documents and of the factual information, statements, representations and other factual conclusions contained in such documents;

(ii) the signatures of persons who have signed any document are genuine;

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July 12, 2013	Page 3

(iii) all natural persons who have signed any document have legal capacity, and each person who has signed any document in a representative capacity (other than a person signing on behalf of an Illinois Guarantor) had authority to sign in such capacity;

(iv) all documents submitted to us as originals are authentic;

(v) all documents submitted to us as copies conform to authentic, original documents;

(vi) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents;

(vii) each party to each Transaction Document (other than each Illinois Guarantor) is validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver the Transaction Documents to which each is a party and to perform its obligations under the Transaction Documents, and its execution and delivery of each Transaction Document to which each is a party and the performance of its obligations under the Transaction Documents shall not contravene its organizational documents, any law or regulation, or any contractual or legal restriction contained in any instrument, document or agreement to which it is a party;

(viii) the due execution and delivery of each Transaction Document by each person that is a party thereto (other than the Illinois Guarantors), and the enforceability of the Transaction Documents against each person that is a party thereto (other than the Illinois Guarantors);

Our opinion in paragraph 1 as to the good standing of the Illinois Guarantors is based solely upon a review of the Illinois Good Standing Certificates.

The foregoing opinions are limited to the laws of the State of Illinois. No opinion is expressed as to the laws of any other jurisdiction. We express no opinion as to compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under, any (a) federal law, (b) state antitrust law, (c) state patent, trademark or copyright statute, rule or regulation, (d) state securities registration, “blue sky” or antifraud provisions under any securities law, (e) state labor or employment law, or (f) state employee benefits, labor or pension law, rule or regulation.

This opinion speaks only as of the date hereof and we have no responsibility

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or obligation to update this opinion, to consider its applicability or correctness to other than its addressee or to take into account changes in law, facts or any other developments of which we may later become aware. The law firm of Bingham McCutchen LLP may rely on this opinion letter in connection with the opinion letter to be delivered by such firm in connection with the Registration Statement.

This opinion addresses solely matters related to our role as special Illinois counsel to the Illinois Guarantors as described above, and does not purport to address other legal aspects or consequences of the transactions described herein. No opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the above-referenced Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    Baker & McKenzie LLP

Baker & McKenzie LLP

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